Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161331) and Form S-8 (No. 333-159491) of Primoris Services Corporation, of our reports dated March 11, 2009, March 11, 2008 and March 9, 2007 with respect to the balance sheets of James Construction Group, L.L.C. as of December 31, 2008, 2007 and 2006, and the related statements of income, changes in members’ equity and cash flows for the years ended December 31, 2008, 2007 and 2006, respectively, relating to the financial statements of James Construction Group, L.L.C., which appear in this Current Report on Form 8-K/A of Primoris Services Corporation.

/s/ Hannis T. Bourgeois, LLP
Baton Rouge, Louisiana

January 21, 2010